Code of Business Conduct
I. Entities Covered by This Policy

•The Blue Owl BDCs (collectively with the entities listed below, the “Companies”)
•The Blue Owl Credit Advisers
•Blue Owl Securities to the extent it is the affiliated principal underwriter to one or more Blue Owl BDC

II. Purpose of These Policies and Procedures

The Blue Owl BDCs, as funds that have elected to be regulated as business development companies, have adopted this Code of Ethics in compliance with Rule 17j-1 under the Investment Company Act of 1940 (“Rule 17j-1”). Rule 17j-1 requires that the Code of Ethics must set forth standards of conduct expected by Access Persons and address potential conflicts of interest that may arise between the Companies and Access Persons, including those associated with personal securities transactions.

Rule 17j-1 makes it unlawful for affiliated persons of the Companies, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by a Blue Owl BDC to:

•employ any device, scheme or artifice to defraud a Blue Owl BDC;
•make any untrue statement of a material fact to a Blue Owl BDC or omit to state a material fact necessary in order to make the statements made to a Blue Owl BDC, in light of the circumstances under which they are made, not misleading;
•engage in an act, practice, or course of business that operates or would operate as a fraud or deceit on a Blue Owl BDC; or
•engage in any manipulative practice with respect to a Blue Owl BDC.

Each of the Companies has adopted this Code of Ethics, which contains provisions each deems reasonably appropriate to prevent its Access Persons from engaging in any of these prohibited acts.

In addition, the Blue Owl Credit Advisers are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Rule 204A-1 under the Advisers Act requires a registered investment adviser to establish, maintain and enforce a code of ethics that includes certain specified provisions. The Blue Owl Credit Advisers have adopted a separate code of ethics designed to meet the requirements of Rule 204A-1 of the Advisers Act. The provisions of the Blue Owl Credit Advisers’ Code of Ethics may contain additional provisions relating to the obligations of Access Persons. Access Persons of the Blue Owl Credit Advisers are subject to this Code of Ethics as well as the Code of Ethics for the Blue Owl Credit Advisers.

Capitalized terms can be found in Appendix A.

Change History – Revision/Review Dates
March 2016 (adopted)	August 2020
August 2018	February 2022

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